EXHIBIT 99.1

Oil States Announces Pricing of Secondary Common Stock Offering

HOUSTON, Feb. 22, 2018 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) (“Oil States” or the “Company”) announced today the pricing of an underwritten public offering of 5,925,050 shares of its common stock by a certain selling securityholder. The underwriter intends to offer the shares from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The gross proceeds from the sale of the shares by the selling securityholder is expected to be approximately $153.8 million. Oil States will not receive any proceeds from the sale of the shares by the selling securityholder.

J.P. Morgan Securities LLC is acting as sole book-running manager for the offering. When available, copies of the written prospectus for the offering may be obtained from J.P. Morgan Securities LLC, Prospectus Department, at J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by email at prospectus-eq_fi@jpmchase.com or telephone at (866) 803-9204.

The common stock will be sold pursuant to an effective automatic shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.

About Oil States International, Inc.

Oil States is a global oilfield products and services company serving the drilling, completions, subsea, production and infrastructure sectors of the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol “OIS”.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, the general nature of the energy service industry and other factors discussed in the “Business” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and Periodic Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.